Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Pete Buzy
Chief Financial Officer
(410) 740-0081

Martek Reorganizes Food and Beverage Sales Effort

Guidance Reaffirmed on Q4 Profits, Q3 and Annual Revenues

COLUMBIA, MD – July 29, 2002: Martek Biosciences Corporation (NASDAQ:MATK) announced today that it is consolidating all sales activities related to products for the food and beverage industry at the Company’s headquarters in Columbia, Md.

Jerry Keller, Martek’s Senior Vice President of Sales and Marketing, will be responsible for all of Martek’s sales and marketing activities. Approximately ten employees and consultants currently associated with the food and beverage industry sales will leave the Company. Mark Braman, Executive Vice President and head of sales to the food and beverage industry, will be leaving the Company to pursue other interests and will work with the Company on transition matters. The Company expects to record a one-time charge of approximately $1.5 million in the third quarter ending July 31 to account for severance and other costs associated with this restructuring. The Company said that the restructuring was intended to streamline its food and beverage sales efforts by integrating them with its overall sales and marketing program.

Martek also reaffirmed its projected revenues for its fiscal third quarter ending July 31, expecting them to be at the high-end of the previous guidance of between $12 and $14 million. Net losses for the third quarter are expected to exceed the Company’s previous guidance of $2 - $2.5 million by approximately $1.5 million, due to the restructuring charge noted above. The Company does not expect the restructuring to negatively impact the previous guidance for annual revenues of approximately $45 - $47 million and profitability in its fiscal fourth quarter ending October 31, 2002.

Martek further noted that as a consequence of the restructuring actions, it was revising the terms of the contingent purchase price provisions of its acquisition of OmegaTech, Inc. (now known as Martek Biosciences Boulder Corporation) completed in April 2002. The contingent share portion of the purchase price that is tied to net sales and gross profit margin objectives over the next 24 months has been revised to extend the measurement periods by an additional 6 months.

Recent Developments

Mead Johnson recently indicated that sales of Enfamil® rose from $172 million in the second quarter of 2001 to $203 million in the second quarter of 2002, an increase of 18%, largely due to the introduction of Enfamil® LIPIL in the first quarter of 2002. Enfamil® LIPIL contains a blend of Martek’s docosahexaenoic acid (DHA) and arachidonic acid (ARA) oils.

About Martek

Martek Biosciences Corporation develops, manufactures and sells products from microalgae. The Company’s products include: (1) specialty, nutritional oils for infant formula that aid in the development of the eyes and central nervous system in newborns; (2) nutritional supplements and food ingredients that may play a beneficial role in promoting mental and cardiovascular health throughout life; and (3) new, powerful fluorescent markers for diagnostics, rapid miniaturized screening, and gene and protein detection.

General

This press release contains forward-looking statements regarding the sales and marketing of Martek’s products. Such statements involve risks and uncertainties that could cause future actual results to differ due to a variety of risk factors, including without limitation those factors set forth in Martek’s filings with the Securities and Exchange Commission.